Exhibit 10.17

Partnership Agreement

Party A:  Railway film and video center

Party B:  Fuzhou Fuyu Advertising Co., Ltd.

To enrich railway television programs, through amicable consultation, on the basis of the principles of complementary advantages and win-win cooperation, the Parties have hereby reached the following partnership agreement on the production of the railway tourist television program “Journey through China on the train” (hereinafter referred to as “the Program”).

1. The partnership period shall be six years starting from the first day of the Program broadcast, that is, from March 1, 2009 to February 29, 2015.

2. Party A shall be in charge of the censoring and broadcasting of the Program, while Party B shall be in charge of the planning and producing of the Program.

3. The tourist television Program jointly produced by the Parties shall be inserted and broadcast in the program produced and broadcasted by Party A. Party A shall provide the following Program broadcast media platforms:

A. Trains into Tibet Channel, where Party A is in charge of program production and broadcast. The length of the Program shall be 20 minutes.

B. MU Trains Channel, where Party A is in charge of program production and broadcast. The length of the Program shall be 5-20 minutes.

C. System-wide Television Network Channel (covering the system-wide 18 Railways Bureaus).

D. Future broadcast platform: the train TV channels newly supplemented by Party A during the partnership period.

4. Party A shall provide the schedule for program arrangement and broadcast to Party B each month.

5. The Program produced by Party B shall be in accordance with the relevant Regulations of Chinese Trades Management, be up to the technical standards of Party A and accept the censorship of Party A. Each Program shall be 20 minutes in length.

6. Party A shall provide one to two office seats for the temporary use of Party B’s business personnel visiting Beijing.

7. Consulting Service Fee:

A. In the first three years of partnership: Party B shall pay Party A a consulting service fee of RMB 300,000 each year.

B. In the second three years of partnership: Party B shall pay Party A a consulting service fee of RMB 350,000 each year.

C. The consulting service fee shall be paid in four sums each year, each sum accounting for 25% of the total fee and paid at the beginning of each season.

8. Party B shall produce two samples for censorship in the near future. If the samples are passed in censorship, Party B shall provide the Program to Party A for broadcast on schedule.

9. But for a Force Majeure event, the Parties shall not unilaterally terminate this Agreement, or the terminating Party shall compensate the other Party for all direct and indirect financial losses.

10. For matters not covered by this Agreement, the Parties shall sign a supplemental agreement through consultation in adherence to principles of good faith, fairness and reasonableness. Any dispute arising out of or in connection with this Agreement shall be settled by both parties through negotiations. If such negotiations have failed to settle the dispute, either party may file a lawsuit with the people’s court with jurisdiction.

11. This Agreement is executed in quadruplicate, with two copies for each party and with equal validity. This Agreement shall come into force when signed and chopped by both parties.

Party A: Railway film and video center
Authorized Representative (Signature):
Date: 02/13/2009

Party B: Fuzhou Fuyu Advertising Co., Ltd.
Authorized Representative (Signature):
Date: 02/13/2009